FOR INTERNAL USE ONLY
PaineWebber
Properties Incorporated
265 Franklin Street - 16th Floor
Boston, MA  02110
(617) 439-8118
                                                               PaineWebber
TO:         Branch Managers and Investment Executives

FROM:       PaineWebber Properties

DATE:       August 22, 1996

RE:         Retail Property Investors, Inc. ("RPI" or the "Company")
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As announced on May 21, 1996, Retail Property Investors, Inc. has entered into a contract to sell  substantially  all of its real estate  assets (the 22 shopping
centers)  to  Glimcher   Realty  Trust  for  an  aggregate   purchase  price  of
$197,000,000. The following questions and answers are intended to assist you. PaineWebber Investment Executives may solicit proxies from the Shareholders. Please refer to the enclosed sample proxy materials for details concerning the proposed transaction (the "Transaction".)

1. Q  When are proxy materials being mailed to clients?

   A Proxy materials will be mailed Friday, August 23, 1996 to Shareholders of record on August 21, 1996. Shareholders holding 2,000 or more shares will receive proxy materials by FedEx for delivery Monday, August 26.

2. Q  What are the proposals contained in the proxy statement?

   A Shareholders will be asked to consider and to vote to approve and adopt the Transaction, consisting of the sale of RPI's portfolio of 22 retail shopping centers to Glimcher Realty Trust for an aggregate purchase price of $197,000,000, and the complete and voluntary liquidation and dissolution of the Company, in accordance with the terms of the Plan of Liquidation and Dissolution of the Company (the "Plan".) Shareholders will also be asked to extend their approval of proxies to vote upon other matters which may come before the Special Meeting of Shareholders.

3. Q  Assuming   Shareholder  approval  of  the  Transaction,  how  much  would
    RPI distribute to its Shareholders?

   A RPI's Board of Directors anticipates the Company will liquidate any remaining assets and will distribute to its Shareholders an estimated amount of $42,585,000 in the aggregate or approximately $8.50 per share. Such a distribution to Shareholders represents the distribution of the net proceeds of the sale of the Company's assets to Glimcher (the "Sale") and of any disposition of any remaining assets of the Company plus accumulated cash reserves, together with any interest thereon. It should be noted, however, that these are estimates and represent the estimated liquidating distributions as of the date of the proxy materials and that, pending completion of the Transaction, such values could change.

4. Q How much have Shareholders received in distributions over the life of the investment?

   A Earliest Shareholders have received a total of $6.56 per share in distributions.

5. Q Assuming Shareholder approval of the Transaction, when would RPI distribute proceeds from the Transaction?

   A RPI's Board of Directors anticipates that by December 31, 1996 the Company will liquidate any remaining assets, pay or provide for the payment of all remaining liabilities and distribute net proceeds of the Sale and of any disposition of any remaining assets of the Company plus accumulated cash reserves, together with any interest thereon, to the Shareholders.

6. Q What will  happen  in the event it is not  possible  or  practical  for the
   Company  to  complete  final   liquidating   distributions  of  cash  to  the
   Shareholders by December 31, 1996?

   A In the event it is not possible or practical for the Company to complete final liquidating distributions of cash to the Shareholders by December 31, 1996, the Shareholders will also receive beneficial interests in a liquidating trust, established to liquidate remaining assets and satisfy or provide for remaining claims, in proportion to their respective holdings of the outstanding shares of common stock of the Company.

7. Q  When would RPI formally liquidate?

   A The Board anticipates that RPI will liquidate after final distributions have been made. Providing the Transaction goes forward as planned, RPI could liquidate by December 31, 1996. In the event a liquidating trust is created, the Board of Directors anticipates making, by December 31, 1996, (i) a partial distribution of cash to the Shareholders representing a substantial portion of the total anticipated distributions and (ii) a distribution of beneficial interests in the liquidating trust representing the remainder of the net assets of the Company. By its terms, the liquidating trust will expire no later than the third anniversary of its creation.

8. Q  What course of action should I recommend to clients?

   A The Board believes that the Transaction is fair to and in the best interest of the Company and its Shareholders. The Board has unanimously approved the Transaction and unanimously recommends that the Shareholders vote FOR the Transaction.

9. Q  Why should clients vote "For" the proposed transaction?

   A The primary factors that the Board considered in reaching its decision for this proposed transaction can be found listed in brief in the Summary section of the proxy statement and include:

   o  the Board's belief that ownership of the existing portfolio  represented a
      continued   risk  to   Shareholders,   given  the   historical   financial
      performance, condition and business operations of the Company.

   o the Board's belief that the possible Wal-Mart relocations resulting from strategic changes in Wal-Mart's corporate growth plans threatened the future ability of the Company to be profitable.

   o the refinancing risk to which the Company has been and would remain subject in the event that it continued to hold its properties for long-term investment purposes.

   o the information relating to current industry, economic and market conditions in general, the challenging condition of the retail market, in general, and the Company's credit exposure to its retailing tenants, in particular.

   o the Board's belief that there appeared to be no feasible alternatives available to the Company that were as likely in the near-term to provide significant market value appreciation.

   o the Board's belief, based in part on the formal bidding process and analyses conducted by Lehman Brothers Inc., the Company's financial advisor, that the Sale to Glimcher was the best offer reasonably available for the Shareholders.

   o the likelihood that the undiversified portfolio of the Company would command a higher aggregate price if sold in bulk rather than on an individual basis.

   o the terms of the Plan, the Sale Agreement and the structure of the Sale, including its fixed price and the closing of the Sale into escrow.

   o the opinion of Lehman Brothers, Inc. to the effect that the consideration to be received by the Company in the Sale was fair to the  Company  from a financial point of view.

10.   Q     What  potentially  negative  factors  surrounding the Transaction were considered by the Board?

   A  The  Board  considered  several   potentially   negative  factors  in  its
      deliberation concerning the approval of the Transaction which are more fully described in the proxy statement and include:

   o  the  reduction  in  the  initial   purchase  price from $203,000,000   to
      $197,000,000;

   o  the conditions to Glimcher's obligations to close;

   o the use of letters of credit for the initial deposit and escrowed portion of the purchase price;

   o  restrictions under the Sale Agreement on solicitation of other proposals;

   o the possibility the Company might be required to pay Glimcher a termination fee of $4,000,000 in certain circumstances;

   o the risk that the anticipated benefits of the Sale to the Shareholders may not be realized as a result of the uncertainty of the amount and timing of actual final liquidating distributions;

   o  the possibility the Company may seek to reduce its reporting  obligations;
      and

   o the potential liability of Shareholders to return distributions made to them under certain circumstances in the event that the Company would be insolvent after any such distribution.

The Board concluded that these negative factors were not sufficient to outweigh the positive factors considered by the Board and listed in part above.

11.   Q     What reasons may prevent the proposed transaction from occurring?

   A Approval of the Transaction requires a two-thirds affirmative vote of all outstanding shares. Both the Company and Glimcher have a right to terminate the Sale Agreement if no vote of RPI Shareholders has occurred on or before October 31, 1996, or if any United States or federal or state court or any other governmental entity issues a final and non-appealable order, decree or ruling or takes any other final and non-appealable action restraining or prohibiting consummation of the Transaction. The Sale Agreement may also terminate by mutual agreement or in the event of bankruptcy, receivership or other similar event of the Company or of Glimcher.

12.   Q     Assuming the Transaction is not approved by Shareholders, or does not close for other reasons, what strategy will RPI take next?

   A In the event that the Transaction is not consummated for any reason, the Company intends to continue to pursue its business objectives of maximizing shareholder value. In addition, the Company may seek another strategic combination or a sale, in one transaction or a series of transactions, of substantially all of its assets; however, the Board believes there are no feasible alternatives to the Sale available to the Company at the present time that are likely to result in greater shareholder value.

13.   Q     Is it anticipated  that a quarterly  dividend will be reinstated in the near future?

   A No. If the transaction is not approved by more than two-thirds of all outstanding shares, the Board does not anticipate that the Company will be able to reinstate the regularly payment of quarterly dividends in the foreseeable future.

14.   Q     When  will  the  PaineWebber  Secondary  Sales  Desk  re-open  for
   RPI secondary market trading?

   A Trading will resume Tuesday, September 3, 1996, to allow for the dissemination of proxy materials to Shareholders.

15.   Q    How will the final distribution and liquidation of RPI be affected by the PaineWebber Direct Investments Class Action suit?

   A The final distribution and liquidation of RPI, including the amount and timing of liquidating distributions to Shareholders, will not be affected by the PaineWebber Direct Investments Class Action suit. The Company is not a defendant in the Class Action. PaineWebber has waived any right it may have to indemnification by the Company in connection with the Class Action and any other action or class action that has been asserted by or on behalf of purchasers of securities offered by the Company relating to conduct prior to April 1, 1996. As a result, the Company will not be making any cash payments or other contributions to fund the settlement of the Class Action.

16.Q Assuming an  affirmative  vote and  liquidation by the end of calendar year
   1996, will Shareholders be able to take a loss on their 1996 tax returns or will they need to report any gains?

   A The Company believes that liquidating distributions to Shareholders pursuant to the Plan will be treated as distributions in complete liquidation of the Company; that is, they will not be treated as dividends, but rather as if each Shareholder had sold his or her shares of Common Stock. Gain or loss recognized by a Shareholder will be capital gain or loss, provided the shares of Common Stock are held by the Shareholder as capital assets. Any losses may be recognized by a Shareholder only after the Company has made its final liquidating distribution or after the last substantial liquidating distribution is determinable with reasonable certainty. However, it is possible that pending litigation, to which the Company is not a party but with respect to which the Shareholders are potential beneficiaries, may delay the recognition of any losses. The Company estimates that Shareholders will recognize a loss with respect to their shares of Common Stock, exclusive of any recovery through the pending litigation, in the range of $5.89 to $6.73 per share.

17.   Q     Where can I refer clients who have further questions?

   A Questions concerning the proposed Transaction should be directed to PaineWebber Properties at (800) 225-1174. In addition, D. F. King & Co., Inc. is assisting the Company in obtaining the Shareholder vote. If your clients need assistance in voting their shares, they may also contact D. F. King at
   (800) 290-6431.

18.   Q    Where  can  I  call  with  questions  about RPI  and  this  proposed
   Transaction?

   A Meg Fitts of PaineWebber Properties has scheduled two broker conference calls for Wednesday, September 4:

o The first call will be at 10:00 am Eastern time. The tie number is (719) 448-2018, confirmation 268604.
o The second call will be at 4:15 pm Eastern time. The tie number is (719) 448-2018, confirmation 268610.

   Additional questions may be addressed to PaineWebber Properties at (800) 225-1174.